Exhibit 99.1
FOR IMMEDIATE RELEASE
Regeneron Initiates Major Global Collaboration with Sanofi-aventis to Develop and Commercialize Fully-Human Therapeutic Antibodies
Sanofi-aventis plans to increase its stake in Regeneron to approximately 19%
Tarrytown, NY – November 29, 2007 – Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) and sanofi-aventis (Euronext: SAN and NYSE: SNY) announced today that they have entered into a global, strategic collaboration agreement to discover, develop, and commercialize fully-human therapeutic antibodies utilizing Regeneron’s proprietary VelociSuite of technologies (including VelocImmune®).
Sanofi-aventis will also increase its ownership of Regeneron’s outstanding common stock from approximately 4 percent to approximately 19 percent by purchasing 12 million newly issued shares of Regeneron common stock at a price of $26.00 per share, subject to customary closing conditions including antitrust clearance.
As part of the research agreement, sanofi-aventis will make an $85 million upfront payment to Regeneron and will fund up to $475 million of research over the next five years. Sanofi-aventis will have an option to extend the research agreement for up to an additional three years.
Sanofi-aventis will have the exclusive option to co-develop with Regeneron each drug candidate in the collaboration portfolio. Development costs will be shared between the two companies, with sanofi-aventis funding drug candidate development costs up front and Regeneron reimbursing half of the development costs from its share of future profits to the extent they are sufficient for this purpose.
The first therapeutic antibody to enter clinical development under the collaboration is an antibody to the Interleukin-6 receptor (IL-6R), which has started clinical trials in rheumatoid arthritis. The second is expected to be an antibody to Delta-like ligand-4 (Dll4), which is currently slated to start its clinical development in 2008.
For any new product successfully developed as part of the collaboration, sanofi-aventis will take the lead in commercialization activities and will consolidate the sales. Regeneron will have the right to co-promote any and all collaboration products worldwide. In the United States, profits will be shared equally. Outside the United States, profits will be split on a pre-determined sliding scale with sanofi-aventis’ share ranging from 65 percent to 55 percent. In addition, Regeneron will be entitled to receive up to a total of $250 million of sales milestone payments when the collaboration achieves certain aggregate annual ex-U.S. sales levels, starting at $1 billion.

Conference call
Sanofi-aventis will host a conference call to discuss the new collaboration today, November 29, 2007, at 12:00 Paris time. It will also be available in a hear-only mode on the sanofi-aventis website: http://www.sanofi-aventis.com.
Participant access number:
France: +33 (0)1 70 99 42 99
UK: +44 (0)20 7806 1967
US: +1 718 354 1391
Regeneron will host a conference call to discuss the new collaboration today, November 29, 2007, at 8:30 a.m., Eastern Time. The dial-in information is:
Domestic Dial-in Number (866) 700-0161
International Dial-in Number: (617) 213-8832
Participant Passcode: 82276731
The slides and management discussion will be available on the Regeneron website: http://www.regeneron.com on the presentation page of the Investor Relations section at the time of the presentation.
The replay of the Regeneron presentation will be available beginning at approximately 10:30 a.m. Eastern Time on November 29, 2007 and will end on December 13, 2007. The presentation may be accessed through the Regeneron website: http://www.regeneron.com on the presentation page of the Investor Relations section or using the following information:
Domestic Dial-in Number: (888) 286-8010
International Dial-in Number: (617) 801-6888
Passcode: 53180945
About the Regeneron VelociSuite of Technologies
Regeneron has developed and validated a group of novel technology platforms, known as the VelociSuite of technologies, to improve its ability to develop new product candidates. VelociGene® and VelociMouse™ are designed to aid in the identification of specific genes of therapeutic interest for a particular disease or cell type and validate targets through high-throughput production of mammalian models. VelocImmune® increases the speed and efficiency of fully-human therapeutic monoclonal antibody development and is currently being used to generate antibodies to address clinically relevant targets of therapeutic interest.
About sanofi-aventis
Sanofi-aventis, a leading global pharmaceutical company, discovers, develops and distributes therapeutic solutions to improve the lives of everyone.
Sanofi-aventis is listed in Paris (EURONEXT : SAN) and in New York (NYSE : SNY).

About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions.  Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases and has preclinical programs in other diseases and disorders. Additional information about Regeneron and recent news releases are available on Regeneron’s worldwide web site at www.regeneron.com
Forward Looking Statement
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks.  A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-Q for the quarter ended September 30, 2007.  Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contact Information:
Regeneron Pharmaceuticals, Inc.
Charles Poole
Vice President, Investor Relations
1.914.345.7640
charles.poole@regeneron.com
Laura Lindsay
Media Relations
1.914.345.7800
laura.lindsay@regeneron.com
Kimberly Chen
Media Relations
1.212.845.5634
kchen@biosector2.com